EXHIBIT 10.1

SADOT GROUP INC.

295 E. Renfro Street, Suite 300

Burleson, Texas 76028

October 12, 2026

VisionWave Holdings, Inc.

VisionWave IL Ltd.

300 Delaware Avenue, Suite 210 #301

Wilmington, Delaware 19801

Attention: Douglas Davis, Chief Executive Officer

CMJV LLC

c/o VisionWave Holdings, Inc., at the address above

C.M. Composite Materials Ltd.

Israel

Attention: Matania (Mati) Moskovich, Director

Mr. Matania (Mati) Moskovich

Re:	Termination of Joint Venture and Operating Agreement dated as of September 30, 2026, and Unwinding of Related Transactions

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) sets forth the agreement of Sadot Group Inc., a Nevada corporation (“Sadot”), VisionWave Holdings, Inc., a Delaware corporation (“VisionWave”), VisionWave IL Ltd., an Israeli company and wholly owned subsidiary of VisionWave (“VisionWave Israel”), CMJV LLC, a Nevada limited liability company (“CMJV”), C.M. Composite Materials Ltd., an Israeli company, registration number 513931980 (“CM”), and Matania (Mati) Moskovich, an individual residing in Israel (the “Seller” and, together with Sadot, VisionWave, VisionWave Israel, CMJV and CM, the “Parties” and each a “Party”), to terminate the Joint Venture and Operating Agreement dated as of September 30, 2026 (the “JV Agreement”), by and among VisionWave, Sadot and CMJV, and to unwind the transactions consummated at the Closing thereunder, except that VisionWave shall retain the Entry Premium Shares on the terms set forth below, and to provide for the other matters set forth herein. Capitalized terms used but not defined in this Letter Agreement have the meanings given to them in the JV Agreement.

1.       Background.

(a)	On September 30, 2026, the Parties (other than the Seller and CM, except as provided in the CM Acknowledgment) entered into the JV Agreement, pursuant to which (i) VisionWave and VisionWave Israel contributed the CM Rights to CMJV pursuant to the Contribution and Assignment Agreement dated as of September 30, 2026 (the “Contribution Agreement”), (ii) CMJV issued 7,814,323 Units to each of VisionWave and Sadot, (iii) Sadot committed to make capital contributions to CMJV in the aggregate amount of U.S. $7,814,323 (the “Capital Commitment”), to be on-lent by CMJV to CM as Advances under the Loan Agreement, and (iv) Sadot agreed to issue to VisionWave 250,000 shares of Sadot Common Stock (the “Entry Premium Shares”) pursuant to Section 3.3 of the JV Agreement. Sadot reported the JV Agreement on a Current Report on Form 8-K filed with the SEC on October 1, 2026.

(b)	Concurrently with the JV Agreement, CM and the Seller executed the Acknowledgment, Consent and Loan Agreement Amendment dated as of September 30, 2026 in favor of VisionWave, CMJV and Sadot (the “CM Acknowledgment”), which, among other things, acknowledged the assignment of the CM Loan Documents to CMJV, increased the Commitment under the Loan Agreement to U.S. $16,628,646, conformed the Advance request procedure to the Draw Request procedure in Section 4.4 of the JV Agreement, and required CM to deliver the reports and information described in Section 7.10 of the JV Agreement directly to each Member. The JV Agreement, the Contribution Agreement, the CM Acknowledgment and the other agreements, certificates and instruments delivered at the Closing are referred to collectively as the “Transaction Documents.”

(c)	Section 7.10 of the JV Agreement requires CMJV to deliver, and to use its rights under the Loan Agreement to cause CM to deliver, to each Member (i) within forty-five (45) days after the end of each fiscal quarter, unaudited consolidated financial statements of CM and FBM, (ii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of CM and FBM prepared in accordance with IFRS or U.S. GAAP and, if required for the SEC reporting of either Member, audited by a PCAOB-registered firm, and (iii) such other information as is necessary for a Member to comply with its obligations under the Exchange Act and the rules of Nasdaq and to prepare its financial statements. Section 7.11 of the JV Agreement acknowledges that each Member is a reporting company under the Exchange Act that may be required to include financial statements of CM prepared in accordance with Regulation S-X in its periodic reports and registration statements, and requires CMJV and each Member to cooperate, and CMJV to cause CM to cooperate, to provide such financial statements on a timely basis. Section 4.4(b)(iv) of the JV Agreement permits a Member to withhold approval of any Draw Request if CM is delinquent in the delivery of any financial statements required under the Loan Agreement or Section 7.10, and Section 5.2(g)(iii) of the JV Agreement provides that any failure by CM to deliver the reports required by Section 7.10 constitutes an Event of Default under the Loan Agreement.

(d)	On or about October 8, 2026, CM advised VisionWave, CMJV and Sadot that CM is unable to produce the financial statements described in Section 7.10 of the JV Agreement, including audited and unaudited consolidated financial statements of CM and FBM prepared in accordance with IFRS or U.S. GAAP and that CM has no present ability to engage a PCAOB-registered or other independent auditor to audit such financial statements within any period acceptable to the Members (the “Financial Statement Deficiency”). As a result of the Financial Statement Deficiency, (i) no Draw Request can be approved under Section 4.4(b) of the JV Agreement and no Matching Advance can be funded, (ii) Sadot is unable to evaluate the Approved Budget, the use of proceeds of any Advance or the condition of the CM Collateral, (iii) Sadot is unable to account for and report on its investment in CMJV and CMJV’s loans to, and prospective ownership interest in, CM in Sadot’s periodic reports and registration statements under the Exchange Act and the Securities Act, and (iv) the fundamental purpose for which Sadot entered into the JV Agreement cannot be achieved.

(e)	As of the date of this Letter Agreement, (i) Sadot has not funded any Matching Advance, and the Funded Amount is U.S. $0, (ii) no Draw Request, Funding Notice or request for expenses under Section 7.12 of the JV Agreement has been delivered, (iii) no Funding Default has occurred, (iv) the CM Acquisition Closing has not occurred and the Belrise Condition has not been satisfied or waived, and (v) the Entry Premium Shares were issued to VisionWave in book-entry form and shall be retained by VisionWave as provided in Section 4.

(f)	In light of the Financial Statement Deficiency, the Parties have determined that it is in their respective best interests to terminate the JV Agreement, to unwind the transactions consummated at the Closing, other than VisionWave’s ownership of the Entry Premium Shares as provided in Section 4, and to release one another from all obligations under the Transaction Documents, in each case on the terms set forth in this Letter Agreement, without any Party admitting any breach, default or liability.

2.       Termination of the JV Agreement; Capital Commitment.

(a)	Effective as of the date on which this Letter Agreement has been executed and delivered by all Parties (the “Effective Date”), the JV Agreement is terminated in its entirety and shall be of no further force or effect, and no Party shall have any further right, obligation or liability thereunder, except for (i) the obligations set forth in this Letter Agreement and (ii) Section 13.1 (Confidentiality) and Article XVI (Miscellaneous) of the JV Agreement, solely to the extent necessary to interpret and enforce this Letter Agreement (the “Surviving Provisions”). The Parties agree that this Letter Agreement constitutes an amendment and termination of the JV Agreement made in writing and signed by each Party in accordance with Section 16.4 thereof, and a termination of the Contribution Agreement and the CM Acknowledgment, as provided in Section 5, made in accordance with their respective terms.

(b)	Effective as of the Effective Date, the Capital Commitment, the Matching Commitment, the Funding Cap, each Minimum Funding Milestone, the Funding Period and the True-Up are terminated and extinguished, and Sadot shall have no obligation to fund any Matching Advance, Cure Contribution, expense of CMJV or other amount to CMJV, VisionWave, VisionWave Israel or CM under the JV Agreement, the Loan Agreement, the CM Acknowledgment or otherwise. VisionWave and CMJV acknowledge that Sections 2.4(c), 10.3 and 16.10 of the JV Agreement (including any right to enforce the Capital Commitment by specific performance and any right to interest under Section 10.2) are terminated and that no Funding Default has occurred.

(c)	No early termination penalty, break fee or other amount is payable by any Party by reason of the termination of the JV Agreement.

3.       Cancellation of Sadot Units; Withdrawal of Sadot; Managers.

(a)	Effective as of the Effective Date, all 7,814,323 Units held by Sadot are cancelled for no consideration, Sadot ceases to be a Member of CMJV and withdraws from CMJV, and Sadot shall have no right to any distribution, allocation, information or other right of a Member under the JV Agreement, the Articles or Chapter 86 of the Nevada Revised Statutes. Sadot shall surrender for cancellation any certificate or book-entry statement evidencing its Units. CMJV shall update its Unit ledger and contributions register to reflect the cancellation, and VisionWave shall thereafter be the sole member of CMJV.

(b)	Effective as of the Effective Date, each of Michael D. Murray and Haggai (Chagay) Ravid resigns as a Manager of CMJV, and any observer appointed by Sadot under Section 7.2(e) of the JV Agreement is removed.

(c)	VisionWave may, in its sole discretion and at its sole expense, continue CMJV as a wholly owned subsidiary of VisionWave, amend its Articles, adopt a new operating agreement or dissolve CMJV, and Sadot shall have no obligation or liability in respect of CMJV or its affairs from and after the Effective Date. VisionWave shall cause CMJV to pay all fees, taxes and expenses of CMJV, whether arising before or after the Effective Date, and shall indemnify Sadot against any claim in respect thereof.

4. Entry Premium Shares; VisionWave Consideration Shares.

(a) Retention of Entry Premium Shares. Notwithstanding anything to the contrary in the JV Agreement, including Section 15.3 thereof, or any other Transaction Document, the Parties acknowledge and agree that VisionWave shall retain all 250,000 Entry Premium Shares previously issued by Sadot to VisionWave. The Entry Premium Shares shall not be surrendered, returned or cancelled as a result of the termination of the JV Agreement or the transactions contemplated by this Letter Agreement, and VisionWave shall continue to be the sole record and beneficial owner thereof, subject to applicable securities laws.

(b) VisionWave Consideration Shares. In consideration for VisionWave’s retention of the 250,000 Entry Premium Shares, the negotiated termination and unwinding of the transactions contemplated by the JV Agreement, the mutual releases contained herein, and the Parties’ desire to maintain a constructive strategic relationship following such termination as more fully detailed on Exhibit Aonsideration Shares”). VisionWave shall cause the VisionWave Consideration Shares to be issued to Sadot within three (3) Business Days following the Effective Date, subject to Sadot providing VisionWave and its transfer agent with such information and documentation as may reasonably be required to effect such issuance.

(c) Securities Status. The VisionWave Consideration Shares shall be issued in a transaction exempt from registration under the Securities Act and shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act unless registered for resale or otherwise freely transferable pursuant to applicable law. Sadot acknowledges that the VisionWave Consideration Shares may bear an appropriate restrictive legend or book-entry notation reflecting such status.

(d) Full and Final Consideration. The Parties acknowledge and agree that VisionWave’s retention of the 250,000 Entry Premium Shares and issuance to Sadot of the 500,000 VisionWave Consideration Shares constitute a negotiated exchange and settlement between Sadot and VisionWave in connection with the termination and unwinding contemplated by this Letter Agreement. Upon issuance of the VisionWave Consideration Shares, such issuance shall constitute full and final consideration to Sadot with respect to VisionWave’s retention of the Entry Premium Shares, and Sadot shall have no right or claim to the return, surrender or cancellation of any Entry Premium Shares. Neither Sadot nor VisionWave shall thereafter have any further payment, issuance, return, cancellation or other obligation to the other with respect to the Entry Premium Shares or the consideration originally contemplated by Section 3.3 of the JV Agreement.

(e) Continuing Strategic Relationship. Sadot and VisionWave acknowledge that the termination of the JV Agreement relates to the specific CMJV transaction and circumstances described herein and is not intended to terminate or impair the Parties’ ability to cooperate with one another with respect to other opportunities. Sadot and VisionWave intend to maintain a constructive strategic relationship and may from time to time identify, evaluate and pursue other mutually beneficial commercial, technology, investment, acquisition, financing or strategic opportunities. Nothing contained in this Section 4(e) shall obligate either Sadot or VisionWave to enter into any future transaction, make any investment or provide any financing unless and until the applicable parties execute a separate definitive written agreement with respect thereto.

(f) Regulatory Filings. Each of Sadot and VisionWave shall be solely responsible for making any amendment or filing required of it under the Securities Act, the Exchange Act, the rules of the SEC, Nasdaq or other Applicable Law in connection with the Entry Premium Shares, the VisionWave Consideration Shares or the transactions contemplated by this Section 4. Each Party shall reasonably cooperate with the other in connection with such filings. Without limiting the foregoing, VisionWave shall file any Listing of Additional Shares notification required by Nasdaq in respect of the VisionWave Consideration Shares promptly, and in any event within two (2) Business Days, after the Effective Date, and shall keep Sadot informed of the status of any Nasdaq review.

(g) Superseding Treatment. The treatment of the Entry Premium Shares and the VisionWave Consideration Shares provided in this Section 4 is a specifically negotiated term of this Letter Agreement and supersedes Sections 3.3 and 15.3 of the JV Agreement with respect to the Entry Premium Shares.

5.       CM Acknowledgment; Contribution Agreement; CM Rights.

(a)	Effective as of the Effective Date, Sadot ceases to be a beneficiary of, and shall have no rights or obligations under, the CM Acknowledgment, and all references to Sadot therein are deleted. CM and the Seller acknowledge and agree that (i) Sadot is not, and has never been, a lender to CM or a party to the Loan Agreement, the Note, the Prior Notes or any other CM Loan Document, (ii) Sadot has no obligation to fund any Advance, Matching Advance or other amount to or for the benefit of CM, (iii) neither CM nor the Seller has any claim against Sadot arising out of or relating to the Transaction Documents, the Loan Agreement, the Share Purchase Agreement, the Belrise MOU or the Giza Settlement Agreement, and (iv) the delivery requirements of Section 7.10 of the JV Agreement, as incorporated in the CM Acknowledgment, shall run solely to VisionWave and CMJV. As between VisionWave, CMJV, CM and the Seller, the CM Acknowledgment (including the increase of the Commitment under the Loan Agreement) shall remain in effect or be amended as they may agree, without any liability to Sadot.

(b)	Sadot acknowledges that it has no right, title or interest in or to the CM Rights, the CM Loans, the CM Loan Obligations, the CM Collateral, the Share Purchase Agreement, the Purchased Shares, the Buyer Call Option, the Belrise MOU, any Belrise JV Agreements or any other asset of CMJV, VisionWave or VisionWave Israel, and disclaims any such interest. VisionWave, VisionWave Israel and CMJV may, as among themselves, retain the Contribution Agreement in effect, rescind it or otherwise deal with the CM Rights as they may determine, and Sadot shall, at VisionWave’s expense, execute such confirmations and instruments as VisionWave may reasonably request to evidence the foregoing, including any filing with the Israeli Registrar of Companies or Registrar of Pledges.

(c)	Each of VisionWave, VisionWave Israel and CMJV, jointly and severally, shall indemnify, defend and hold harmless Sadot and its Representatives from and against all Losses arising out of or relating to the CM Rights, the CM Loan Documents, the Share Purchase Agreement, the Belrise MOU, the Giza Settlement Agreement, the insolvency proceedings affecting FBM, the Retained Obligations, or any claim by CM, the Seller, Giza, Belrise or any other Person in respect thereof, whether arising before or after the Effective Date.

6.       Mutual Releases.

(a)	Effective as of the Effective Date, each Party, on behalf of itself and its Affiliates, successors and assigns, and its and their respective Representatives (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases, acquits and forever discharges each other Party and its Affiliates, successors and assigns, and its and their respective Representatives (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, suits, debts, obligations, liabilities, damages, Losses and expenses of every kind and nature, whether known or unknown, suspected or unsuspected, fixed or contingent, at law or in equity (collectively, “Claims”), that any Releasing Party ever had, now has or hereafter may have against any Released Party arising out of or relating to the JV Agreement, the Contribution Agreement, the CM Acknowledgment, the other Transaction Documents, the Closing, the Capital Commitment, the Units, the Entry Premium Shares, the Financial Statement Deficiency, the negotiation, execution, performance or termination of any of the foregoing, or any act, omission, event or circumstance occurring on or prior to the Effective Date in connection therewith.
For the avoidance of doubt, nothing in this Section 6 shall release, impair or otherwise affect VisionWave’s ownership of the Entry Premium Shares, Sadot’s right to receive the VisionWave Consideration Shares, or either Party’s obligations under Section 4 of this Letter Agreement.

(b)	The release in Section 6(a) does not release (i) any obligation under this Letter Agreement or the Surviving Provisions, (ii) any Claim arising from fraud or willful misconduct, or (iii) as among VisionWave, VisionWave Israel, CMJV, CM and the Seller, any Claim under the Share Purchase Agreement, the CM Loan Documents, the Belrise MOU or the Giza Settlement Agreement, which are not affected by this Letter Agreement as among those Parties.

(c)	Each Party acknowledges that it may hereafter discover facts different from or in addition to those it now knows or believes to be true with respect to the Claims released in this Section 6, and agrees that the release in Section 6(a) shall remain effective in all respects notwithstanding such different or additional facts. Each Party expressly waives the benefit of any statute or common-law principle that would limit the scope of a general release to Claims known or suspected at the time of the release. Each Party covenants not to commence or prosecute, or to assist any other Person in commencing or prosecuting, any Claim released by it in this Section 6.

(d)	This Letter Agreement is a compromise and is not, and shall not be construed as, an admission by any Party of any breach, default, liability or wrongdoing, each of which is expressly denied.

7.       Confidentiality; Return of Information.

Section 13.1 of the JV Agreement shall survive the termination of the JV Agreement for a period of [two (2)] years after the Effective Date in accordance with its terms. Within ten (10) Business Days after the Effective Date, each Party shall return to the disclosing Party or destroy all Confidential Information of the other Parties in its possession, including the books, records, due diligence materials and supporting evidence of funding delivered under Sections 2.5 and 3.2 of the JV Agreement; provided that a Party may retain copies to the extent required by Applicable Law, the rules of Nasdaq, its document-retention policies or its obligations as a reporting company under the Exchange Act, and copies retained in automatic electronic archives, in each case subject to continuing confidentiality.

8.       Public Announcements; Non-Disparagement.

(a)	Each of Sadot and VisionWave acknowledges that it is required to file a Current Report on Form 8-K under Item 1.02 (and, as applicable, Item 3.02) within four (4) business days after the Effective Date reporting the termination of the JV Agreement and, as applicable, the retention of the Entry Premium Shares and issuance of the VisionWave Consideration Shares contemplated hereby. Sadot and VisionWave shall consult in good faith regarding, and shall provide each other a reasonable opportunity to review and comment on, the description of this Letter Agreement and the termination to be included in such reports, and shall issue a joint press release regarding the termination in a form mutually agreed by them. No Party shall make any other public statement regarding the JV Agreement, this Letter Agreement, the Financial Statement Deficiency or the other Parties in connection therewith, except as required by Applicable Law, the rules of Nasdaq or legal process (in which case the disclosing Party shall, to the extent practicable, give the other Parties prior notice and an opportunity to comment), or as consistent with prior public statements made in compliance with this Section 8.

(b)	No Party shall, and each Party shall cause its Affiliates and its and their respective directors and officers not to, make any statement, written or oral, that disparages or defames any other Party or its Affiliates, directors, officers, business or securities in connection with the JV Agreement, this Letter Agreement or the matters described herein; provided that nothing in this Section 8(b) restricts truthful statements required by Applicable Law or legal process, statements in any SEC filing made in good faith, or communications with regulators.

9.       Representations and Warranties.

Each Party represents and warrants to each other Party that (a) it has all requisite corporate, limited liability company or other power and authority (and, in the case of the Seller, legal capacity) to execute, deliver and perform this Letter Agreement, (b) the execution, delivery and performance of this Letter Agreement have been duly authorized by all necessary action on its part, including, in the case of Sadot and VisionWave, approval by its board of directors (and, in the case of Sadot, by its disinterested directors with Mr. Ravid abstaining), (c) this Letter Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (d) it has not assigned or transferred any Claim released by it in Section 6, and (e) the statements of fact concerning it set forth in Section 1 are true and correct. In addition, Sadot represents and warrants that the Funded Amount is U.S. $[0]; VisionWave represents and warrants that it has not Transferred or Encumbered any Units or any interest in the CM Rights since the Closing; and CM and the Seller represent and warrant that CM has delivered the notice described in Section 1(d) and that the Financial Statement Deficiency is accurately described therein.
In addition, VisionWave represents and warrants to Sadot that (i) the VisionWave Consideration Shares, when issued in accordance with this Letter Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities laws), and will not be subject to any preemptive or similar right; (ii) VisionWave has, and will have on the Issuance Date, a sufficient number of authorized but unissued shares of VisionWave Common Stock to issue the VisionWave Consideration Shares; (iii) as of the date of this Letter Agreement, 2,745,660 shares of VisionWave Common Stock are issued and outstanding, and the VisionWave Consideration Shares will represent approximately 18.2% of the shares of VisionWave Common Stock outstanding immediately after their issuance; (iv) the issuance of the VisionWave Consideration Shares does not require the approval of the stockholders of VisionWave under the Delaware General Corporation Law, VisionWave’s certificate of incorporation or bylaws or Nasdaq Rule 5635, and does not require any consent, approval or filing other than a Listing of Additional Shares notification to Nasdaq and filings under the Securities Act and the Exchange Act; (v) VisionWave has timely filed all reports required to be filed by it under the Exchange Act during the twelve (12) months preceding the date of this Letter Agreement and is in compliance with the continued listing standards of Nasdaq, except as disclosed in its SEC filings; and (vi) VisionWave is the sole record and beneficial owner of the Entry Premium Shares and has not sold, transferred, pledged or otherwise disposed of or encumbered any Entry Premium Shares or any interest therein. Sadot represents and warrants to VisionWave that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, is acquiring the VisionWave Consideration Shares for its own account for investment and not with a view to distribution in violation of the Securities Act, and understands that the VisionWave Consideration Shares have not been registered under the Securities Act and are “restricted securities” subject to restrictions on transfer.

10.       Miscellaneous.

(a)	Expenses. Each Party shall bear its own fees and expenses incurred in connection with the Transaction Documents and this Letter Agreement, and no Party shall have any claim against any other Party for reimbursement thereof, including under Sections 7.12 or 16.1 of the JV Agreement.

(b)	Entire Agreement; Amendment; Waiver. This Letter Agreement constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings, written or oral, relating thereto. This Letter Agreement may be amended, and any provision hereof waived, only by a writing signed by each Party against which enforcement is sought. No failure or delay in exercising any right hereunder shall operate as a waiver thereof.

(c)	Governing Law; Disputes. This Letter Agreement, and all Claims arising out of or relating to it, shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict-of-laws principles, consistent with the JV Agreement. Any dispute arising out of or relating to this Letter Agreement shall be resolved in the manner provided in the JV Agreement, which is incorporated herein by reference, including by non-binding mediation administered by JAMS in New York, New York prior to the commencement of any proceeding. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

(d)	Specific Performance. Each Party acknowledges that irreparable harm would occur if any provision of this Letter Agreement were not performed in accordance with its terms and that the other Parties shall be entitled to specific performance and injunctive relief, without the posting of any bond, in addition to any other remedy at law or in equity.

(e)	Notices. All notices under this Letter Agreement shall be in writing and delivered in the manner provided in the JV Agreement to the addresses set forth in Schedule D thereto (and, in the case of CM and the Seller, to the addresses set forth above).

(f)	Further Assurances. Each Party shall execute and deliver such further instruments, confirmations, resignations, stock powers, transfer-agent instructions, securities issuance instructions, regulatory filings and other documents, and take such further actions, as any other Party may reasonably request to give full effect to this Letter Agreement.

(g)	Successors and Assigns; No Third-Party Beneficiaries. This Letter Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Letter Agreement without the prior written consent of the other Parties. Except for the Released Parties under Section 6 and the indemnified Persons under Sections 3(c) and 5(c), nothing in this Letter Agreement confers any right or remedy on any Person other than the Parties.

(h)	Severability; Interpretation. If any provision of this Letter Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid provision shall be reformed to the minimum extent necessary to make it enforceable. Section 1.2 of the JV Agreement applies to this Letter Agreement, mutatis mutandis. This Letter Agreement has been negotiated by sophisticated parties represented by counsel, and no rule of construction against the drafting Party shall apply.

(i)	Counterparts; Electronic Signatures. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by .pdf, DocuSign or other electronic means shall be effective as originals.

If the foregoing accurately sets forth our agreement, please countersign this Letter Agreement in the space provided below and return a copy to the undersigned, whereupon this Letter Agreement shall become a binding agreement among the Parties as of the Effective Date.

Very truly yours,

SADOT GROUP INC.

By: /s/ Michael D. Murray

Name: Michael D. Murray

Title: Chief Executive Officer and Chief Financial Officer

ACKNOWLEDGED, ACCEPTED AND AGREED

as of the date first written above:

VISIONWAVE HOLDINGS, INC.

VISIONWAVE IL LTD.

By: /s/ Douglas Davis

Name: Douglas Davis

Title: Chief Executive Officer

CMJV LLC

By: /s/ Douglas Davis

By: VisionWave Holdings, Inc., its Member

Name: Douglas Davis

Title: CEO

C.M. COMPOSITE MATERIALS LTD.

By: /s/ Mati Moskovich

Name: Matania (Mati) Moskovich

Title: Director

MATANIA (MATI) MOSKOVICH, individually

/s/ Mati Moskovich

Matania (Mati) Moskovich

Exhibit A – Summary of Planned Strategic Relationship

This Exhibit A summarizes the current intentions of Sadot Group Inc. (“Sadot”) and VisionWave Holdings, Inc. (“VisionWave”) regarding a potential continuing strategic relationship following the termination and unwind of their prior CMJV relationship.

The Parties believe that their respective technology platforms, commercial capabilities, market relationships and areas of expertise may provide meaningful opportunities for future cooperation, particularly in the areas of artificial intelligence, global commodity trading, critical minerals and strategic materials, supply-chain intelligence, commercial origination, compliance and transaction execution.

1. Sadot Technology Platform

Sadot owns and operates an integrated technology architecture designed to support the identification, origination, execution and management of global commodity trading opportunities.

Sadot’s technology platform currently consists principally of the following three components:

TradeIQ — an AI-powered commodity intelligence and forecasting platform designed to analyze market, pricing, supply-and-demand and other relevant data to identify potential commercial and trading opportunities.

SalesIQ — an AI-driven commercial origination platform designed to identify potential buyers and sellers, develop counterparties, manage commercial opportunities and facilitate the conversion of market intelligence into actionable transactions.

TradeOS — Sadot’s commodity trading and CTRM infrastructure designed to support the execution and management of transactions, including trade capture, positions, risk, logistics, finance, accounting, treasury and related operational functions.

Together, these platforms are intended to provide an integrated workflow from market intelligence and opportunity identification, through commercial origination, to trade execution and transaction management.

2. VisionWave Critical Minerals Platform

VisionWave has entered into a definitive agreement to acquire the Critical Minerals Intelligence Platform (“CMIP”), a technology and market-infrastructure platform focused on critical minerals and strategic materials.

The CMIP acquisition has not yet closed and remains subject to satisfaction or waiver of applicable closing conditions, including VisionWave’s receipt of the required independent third-party valuation and fairness analysis. Accordingly, all references in this Exhibit to CMIP, the VisionWave Critical Minerals Platform or potential cooperation involving such platform are subject to completion of the acquisition.

If the acquisition is completed, VisionWave expects CMIP to provide capabilities that may include:

•	critical-mineral pricing and benchmark intelligence;

•	market and supply-chain intelligence;

•	a network of vetted buyers, sellers and other counterparties;

•	sanctions, KYB and regulatory screening;

•	export-control and transaction compliance support;

•	provenance and chain-of-custody information;

•	transaction and regulatory data architecture; and

•	OTC transaction matching and related market infrastructure.

CMIP is initially focused on strategic materials including tungsten and antimony, with the potential to expand over time into additional critical and defense-relevant materials.

3. Potential Strategic Integration

Subject to completion of VisionWave’s acquisition of CMIP, the Parties intend to explore opportunities to integrate, interoperate or otherwise coordinate their respective technologies and commercial capabilities.

The contemplated relationship may create an integrated workflow in which:

CMIP / VisionWave Critical Minerals Platform provides specialized critical-material pricing, provenance, compliance, counterparty and supply-chain intelligence;

TradeIQ applies Sadot’s market-intelligence and analytical capabilities to identify market conditions, supply-and-demand imbalances, sourcing opportunities and potential transactions;

SalesIQ supports commercial origination by identifying and engaging potential buyers, sellers and counterparties and developing identified opportunities; and

TradeOS provides infrastructure through which qualifying transactions may be executed, managed, monitored and accounted for.

The Parties may also explore mechanisms through which information generated from completed transactions can, subject to applicable law, contractual restrictions, confidentiality obligations and data rights, contribute to improved market intelligence, pricing information, provenance analysis and other analytical capabilities.

The Parties believe this potential combination may create a complementary workflow extending from critical-material intelligence and compliance, through AI-supported opportunity identification and commercial origination, to transaction execution and management.

4. Critical Minerals and Strategic Materials Cooperation

The Parties presently anticipate that an initial area of cooperation may involve critical minerals and strategic materials, where VisionWave’s contemplated specialized critical-minerals market infrastructure and Sadot’s existing commodity-trading technology and commercial capabilities may be complementary.

Potential areas of cooperation may include:

•	identification of critical-material supply and demand opportunities;

•	identification and qualification of buyers and sellers;

•	alternative-source discovery and sourcing intelligence;

•	pricing and market intelligence;

•	supply-chain and geopolitical risk analysis;

•	sanctions and counterparty screening;

•	provenance and chain-of-custody analysis;

•	commercial origination and transaction matching;

•	transaction execution and management through Sadot’s trading infrastructure; and

•	development of data and intelligence derived from transaction activity.

The Parties may initially evaluate opportunities involving tungsten and antimony and may subsequently consider other critical or strategic materials, including gallium, germanium, rare earth elements, graphite, titanium, cobalt, tantalum, indium, magnesium, silicon, specialty alloys and other materials relevant to industrial, technology, aerospace and defense supply chains.

5. Commercial Opportunities

Subject to completion of the CMIP acquisition where applicable, the Parties intend to evaluate commercial arrangements under which their respective capabilities may be offered individually or jointly to potential customers, counterparties and strategic partners.

Potential customers and counterparties may include commodity producers and traders, industrial manufacturers, defense contractors, aerospace companies, electronics manufacturers, specialty-material suppliers, government procurement organizations and other participants in critical-material and global supply chains.

Potential commercial arrangements may include transaction fees, subscriptions, data or intelligence services, technology licensing, revenue-sharing arrangements, referral arrangements, trading margins or such other commercial structures as the Parties may separately agree.

Nothing contained in this Exhibit establishes any particular economic allocation, revenue-sharing percentage, trading commitment or other commercial term between the Parties.

6. Technology and Data Cooperation

The Parties intend to explore potential technical interoperability between their respective platforms, including through APIs, structured data exchange or other mutually agreed integration methods.

Any exchange or use of proprietary data, customer or counterparty information, transaction information, intellectual property or confidential information will be subject to mutually acceptable definitive agreements addressing ownership, permitted use, cybersecurity, confidentiality, regulatory requirements and commercialization rights.

Except as otherwise expressly agreed in writing, each Party will retain ownership and control of its respective technology, intellectual property, data and proprietary systems.

7. Independent Operations

The contemplated strategic relationship is intended to permit Sadot and VisionWave to cooperate where their respective capabilities are complementary while allowing each Party to continue operating independently.

Neither Party will have authority to bind the other Party, incur obligations on behalf of the other Party, or represent that it is the agent, partner or legal representative of the other Party unless expressly authorized pursuant to a separate definitive written agreement.

Nothing in this Exhibit creates a partnership, joint venture, fiduciary relationship, agency relationship or other similar legal relationship between Sadot and VisionWave.

8. Nature of Planned Strategic Relationship

This Exhibit describes the Parties’ current strategic intentions and potential areas of future cooperation only.

Except to the extent expressly provided in the Letter Agreement to which this Exhibit is attached, this Exhibit does not constitute a commitment by either Party to enter into any particular transaction, contribute capital, provide financing, purchase or sell any minimum quantity of commodities or materials, grant exclusivity, integrate any technology, share proprietary data, generate any particular amount of revenue, or consummate any acquisition or other transaction.

In particular, nothing contained herein constitutes a representation or assurance that VisionWave’s acquisition of CMIP will be completed.

Any specific technology integration, commercial arrangement, transaction, investment, revenue-sharing arrangement or other cooperative activity will be subject to separate definitive documentation, applicable corporate approvals, regulatory requirements and such other conditions as the Parties may agree.

Notwithstanding the foregoing, the Parties acknowledge their present intention to maintain an ongoing strategic dialogue and to evaluate in good faith opportunities where Sadot’s AI-driven commodity intelligence, commercial origination and trading infrastructure may complement VisionWave’s contemplated critical-minerals intelligence, compliance, provenance and market-infrastructure capabilities, with the objective of identifying mutually beneficial commercial opportunities in global commodity and critical-material markets.